Exhibit 99.1

Adaptimmune Reports Q1 Financial Results and Provides Business Update

TECELRA® launch 2025 YTD metrics: 28 ATCs available; 21 patients aphresed; and 14 doses invoiced

$4.0 million Tecelra net sales in Q1 2025

Instituting 2025 Tecelra full year sales guidance of $35-$45 million

Lete-cel on track to initiate rolling BLA submission late 2025; approval anticipated in 2026

Adaptimmune had Total Liquidity1 of $60 million as of March 31, 2025; call at 8 a.m. EDT today

Philadelphia, Pennsylvania and Oxford, United Kingdom--(Newsfile Corp. - May 13, 2025) - Adaptimmune Therapeutics plc (NASDAQ: ADAP), a company redefining the treatment of solid tumor cancers with cell therapy, today reported financial results and provided a business update for the first quarter ended March 31, 2025.

Adrian Rawcliffe, Adaptimmune's Chief Executive Officer: "The launch of Tecelra continues to rapidly accelerate, as evidenced by all launch metrics. In Q4 2024 we invoiced 2 patients, in Q1 2025 we invoiced 6 patients, and in Q2 to-date we have invoiced 8 patients. The shape of the pipeline of patients being tested and apheresed continues to support a robust acceleration of sales in Q2 and the second half of the year, and we continue to experience 100% manufacturing success rates and no payer denials. As a result, we are now providing guidance for 2025 Tecelra sales in the range of $35-$45 million. I’m confident in the team’s ability to identify eligible patients, manufacture a personalized engineered T cell treatment and ultimately deliver product, demonstrating that we have built a successful business platform for cell therapies in solid tumors, paving the way for an equally successful lete-cel launch in 2026.”

Tecelra launch momentum increasing – first commercial product in Adaptimmune's sarcoma franchise

●	28 Authorized Treatment Centers (ATCs) now accepting referrals
●	On track to have the full network of approximately 30 ATCs open by the end of the year
●	Invoiced 2 patients in Q4 2024, 6 in Q1 2025, and 8 in Q2 to-date (as of May 9, 2025)
●	Apheresed 3 patients in Q4 2024, 13 in Q1 2025, and 8 in Q2 to-date (as of May 9, 2025)
●	100% success rate in manufacturing to date, with no capacity constraints and an average turnaround of 27 days
●	Successful patient access to Tecelra with no payer denials to date

Lete-cel – next product in Adaptimmune's sarcoma franchise

●	Pivotal trial met primary endpoint with 42% ORR including 6 complete responses (CTOS 2024)
●	On track to initiate rolling BLA submission in late 2025; approval anticipated in 2026
●	Lete-cel will more than double the addressable patient population in the sarcoma franchise
●	Launch readiness activities are on track

Corporate updates

●	Review of strategic options with TD Cowen in progress
●	Debt principal paydown of $25 million made in Q1 2025

Upcoming milestones

●	Updates on Tecelra launch momentum
●	Initiate rolling BLA for lete-cel to treat synovial sarcoma and MRCLS in Q4 2025

Financial Results for the three months ended March 31, 2025

●	Cash / liquidity position: As of March 31, 2025, Adaptimmune had cash and cash equivalents of $41.1 million and Total Liquidity[1] of $59.6 million, compared to $91.1 million and $151.6 million respectively, as of December 31, 2024.
●	Revenue: Revenue for the three months ended March 31, 2025, was $7.3 million, compared to $5.7 million for the same period in 2024. Revenue has increased primarily due to $4.0 million in product sales following the FDA approval of TECELRA on August 1, 2024. This was offset by a $2.4 million decrease in development revenue due to revenue from Galapagos replacing Genentech revenue and Galapagos generating comparatively lower revenue due to the collaboration being at an earlier stage of progress than the Genentech collaboration was in the first quarter of 2024.
●	Research and development (R&D) expenses: R&D expenses for the three months ended March 31, 2025, were $28.9 million, compared to $35.2 million for the same period in 2024. R&D expenses decreased due to a decrease in the average number of employees engaged in R&D following the restructuring and reprioritization of activities that was announced in November 2024 and a decrease in subcontracted expenditure, offset by a decrease in offsetting reimbursements receivable for R&D tax and expenditure credits.
●	Selling, general and administrative (SG&A) expenses: SG&A expenses for the three months ended March 31, 2025, were $23.3 million, compared to $19.7 million for the equivalent period in 2024. SG&A expenses increased due to restructuring charges for the restructuring program initiated in the fourth quarter of 2024 for which there was no equivalent in the first quarter of 2024 and an increase in accounting, legal and professional fees due to fees relating to business development work, offset by a decrease in share-based compensation expense due to forfeitures arising as a result of the restructuring program.
●	Net loss: Net loss attributable to holders of the Company's ordinary shares for the three months ended March 31, 2025, was a loss of $47.6 million ($0.03 per ordinary share), compared to $48.5 million ($0.03 per ordinary share), for the equivalent period in 2024.

Going Concern

Our 2024 Annual Report on Form 10-K, which the Company filed on March 24, 2025, disclosed that there is substantial doubt about our ability to continue as a going concern. We are continuing to implement cost reduction measures and explore the strategic options outlined above.

Today’s Webcast Details

A live webcast and replay can be accessed at https://www.gowebcasting.com/14032 . Call in information is as follows: 1-833-821-0158 (US or Canada) or 1-647-846-2266 (International). Callers should dial in 5-10 minutes prior to the scheduled start time and simply ask to join the Adaptimmune call.

About Adaptimmune
Adaptimmune is a fully integrated cell therapy company working to redefine how cancer is treated. With its unique engineered T cell receptor (TCR) platform, the Company is developing personalized medicines designed to target and destroy difficult-to-treat solid tumor cancers and to radically improve the patient’s cancer treatment experience.

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the safe harbor provisions of

1 Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below

Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address our expected future business, financial performance, financial condition, as well as the results of operations and often contain words such as “anticipate” “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions. Such statements are based only upon current expectations of Adaptimmune. Reliance should not be placed on these forward-looking statements because they involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2024, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity (a non-GAAP financial measure)

Total Liquidity (a non-GAAP financial measure) is the total of cash and cash equivalents and marketable securities (available-for-sale debt securities). Each of these components appears separately in the condensed consolidated balance sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the condensed consolidated financial statements, which reconciles to Total Liquidity as follows (in thousands):

	March 31,	December 31,
	2025	2024
Cash and cash equivalents	$41,054	$91,139
Marketable securities - available-for-sale debt securities	18,509	60,466
Total Liquidity	$59,563	$151,605

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its assessment of overall solvency and liquidity, financial flexibility, capital position and leverage.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended
	March 31,
	2025	2024
Revenue:
Product revenue, net	$4,048	$—
Development revenue	3,237	5,678
Total revenue	7,285	5,678
Operating expenses:
Cost of goods sold	(879)	—
Research and development	(28,857)	(35,207)
Selling, general and administrative	(23,282)	(19,732)
Total operating expenses	(53,018)	(54,939)
Loss from operations	(45,733)	(49,261)
Interest income	910	1,345
Interest expense	(1,881)	—
Other income (expense), net	(305)	(61)
Loss before income tax expense	(47,009)	(47,977)
Income tax expense	(575)	(526)
Net loss attributable to ordinary shareholders	$(47,584)	$(48,503)

Net loss per ordinary share
Basic and diluted net loss per share	$(0.03)	$(0.03)

Weighted average shares outstanding:
Basic and diluted	1,542,159,622	1,451,241,661

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except share data)

	March 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$41,054	$91,139
Marketable securities - available-for-sale debt securities (amortized cost of $18,512 and $60,451) net of allowance for expected credit losses of $0 and $0	18,509	60,466
Accounts receivable, net of allowance for expected credit losses of $0 and $0	4,382	1,454
Inventory, net	11,759	7,320
Other current assets and prepaid expenses	27,294	27,790
Total current assets	102,998	188,169

Restricted cash	1,950	2,067
Other non-current assets	377	629
Operating lease right-of-use assets, net of accumulated amortization of $19,080 and $17,750	19,217	19,909
Property, plant and equipment, net of accumulated depreciation of $70,048 and $51,893	29,724	31,309
Intangible assets, net of accumulated amortization of $5,819 and $5,567	3,806	3,880
Total assets	$158,072	$245,963

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,701	$8,692
Operating lease liabilities, current	4,627	4,709
Accrued expenses and other current liabilities	24,863	32,919
Restructuring provision	3,437	5,911
Deferred revenue, current	12,444	12,296
Total current liabilities	51,072	64,527

Operating lease liabilities, non-current	18,668	19,263
Deferred revenue, non-current	95,979	95,815
Borrowings, non-current	25,411	50,237
Other liabilities, non-current	4,371	4,272
Total liabilities	195,501	234,114

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 2,039,252,874 authorized and 1,547,093,808 issued and outstanding (2024: 2,039,252,874 authorized and 1,535,653,620 issued and outstanding)	2,099	2,085
Additional paid in capital	1,106,455	1,105,653
Accumulated other comprehensive loss	(4,412)	(1,902)
Accumulated deficit	(1,141,571)	(1,093,987)
Total stockholders' equity	(37,429)	11,849

Total liabilities and stockholders’ equity	$158,072	$245,963

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Three months ended
	March 31,
	2025	2024
Cash flows from operating activities
Net loss	$(47,584)	$(48,503)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,291	2,771
Amortization	175	59
Share-based compensation expense	669	3,102
Unrealized foreign exchange (gains)/losses	(396)	305
Accretion of available-for-sale debt securities	(431)	(23)
Other	33	(19)
Changes in operating assets and liabilities:
(Increase)/decrease in receivables and other operating assets	(1,582)	15,620
Increase in inventories	(4,426)	—
Decrease in payables and other current liabilities	(13,011)	(7,650)
Decrease in noncurrent assets	281	—
Increase in borrowings and other non-current liabilities	606	—
(Decrease)/increase in deferred revenue	(3,217)	2,388
Net cash used in operating activities	(66,592)	(31,950)

Cash flows from investing activities
Acquisition of property, plant and equipment	(1,203)	(102)
Acquisition of intangible assets	—	(256)
Maturity, redemption or sale of marketable securities	58,440	—
Investment in marketable securities	(16,090)	—
Other	7	—
Net cash provided by/(used in) investing activities	41,154	(358)

Cash flows from financing activities
Repayment of borrowings	(25,451)	—
Proceeds from issuance of common stock from offerings, net of commissions and issuance costs	122	29,161
Proceeds from exercise of stock options	9	74
Net cash (used in)/provided by financing activities	(25,320)	29,235

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	556	(416)
Net decrease in cash, cash equivalents and restricted cash	(50,202)	(3,489)
Cash, cash equivalents and restricted cash at start of period	93,206	147,017
Cash, cash equivalents and restricted cash at end of period	$43,004	$143,528

Adaptimmune Contact

Investor Relations
Juli P. Miller, Ph.D. - VP, Corporate Affairs and Investor Relations
T : +1 215 825 9310
M : +1 215 460 8920
Juli.Miller@adaptimmune.com

Media Relations
Dana Lynch, Senior Director of Corporate Communications
M: +1 267 990 1217
Dana.Lynch@adaptimmune.com